SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                                IBL BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               IBL Bancorp, Inc.
                     P.O. Box 563 Plauemine, LA 70765-0563


                                                              September 14, 1999


Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of IBL Bancorp, Inc. The meeting will be held at the Company's main office located at 23910 Railroad Avenue, Plaquemine, Louisiana on Wednesday, October 20, 1999 at 10:00 a.m., Central Time. The matters to be considered by stockholders at the Special Meeting are described in the accompanying materials.

         The Board of Directors of IBL Bancorp, Inc. has determined that the matters to be considered at the Special Meeting are in the best interests of the Company and its shareholders. For the reasons set forth in the Proxy Statement, the Board unanimously recommends that you vote "FOR" each matter to be considered.

         It is very important that your shares be voted at the Special Meeting regardless of the number you own or whether you are able to attend the meeting in person. We urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Special Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

         On behalf of the Board of Directors and all of the employees of the Company, I thank you for your continued interest and support.

                                           Sincerely,

                                           /s/G. Lloyd Bouchereau, Jr.

                                           G. Lloyd Bouchereau, Jr.
                                           President and Chief Executive Officer

                                IBL Bancorp, Inc.
                              23910 Railroad Avenue
                           Plaquemine, Louisiana 70764
                                 (504) 687-6337


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         To Be Held on October 20, 1999



         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders ("Special Meeting") of IBL Bancorp, Inc. (the "Company") will be held at the Company's main office located at 23910 Railroad Avenue, Plaquemine, Louisiana on Wednesday, October 20, 1999 at 10:00 a.m., Central Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy
Statement:

         (1) To consider and approve the adoption of the Company's 1999 Stock Option Plan;

         (2) To consider and approve the adoption of the Company's 1999 Recognition and Retention Plan and Trust Agreement; and

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

         The Board of Directors has fixed September 1, 1999 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Special Meeting or at any such adjournment.


                                              By Order of the Board of Directors

                                              /s/Gary K. Pruitt

                                              Gary K. Pruitt
                                              Secretary


Plaquemine, Louisiana
September 14, 1999

--------------------------------------------------------------------------------
YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.
--------------------------------------------------------------------------------

                                IBL BANCORP, INC.

                               -----------------

                                 PROXY STATEMENT

                               -----------------

                         SPECIAL MEETING OF STOCKHOLDERS

                                October 20, 1999


         This Proxy Statement is being furnished to the holders of common stock, par value $.01 per share ("Common Stock"), of IBL Bancorp, Inc. (the "Company"). The Company acquired all of the common stock of The Iberville Building and Loan Association (the "Association") issued in connection with the conversion of the Association from a Louisiana-chartered mutual savings and loan association to a Louisiana-chartered stock savings and loan association in September 1998 (the "Conversion"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Special Meeting of Stockholders ("Special Meeting") to be held at the Company's main office located at 23910 Railroad Avenue, Plaquemine, Louisiana, on Wednesday, October 20, 1999 at 10:00 a.m., Central Time, and at any adjournment thereof for the purposes set forth in the Notice of Special Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about September 14, 1999.

         Each proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted FOR each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (1) filing with the Secretary of the Company written notice thereof (Gary K. Pruitt, Secretary, IBL Bancorp, Inc., 23910 Railroad Avenue, Plaquemine, Louisiana 70764); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the Special Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Special Meeting and any adjournment thereof and will not be used for any other meeting.

                            VOTING AND REQUIRED VOTES

         Only stockholders of record of the Company at the close of business on September 1, 1999 ("Voting Record Date") are entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. On the Voting Record Date, there were 210,870 shares of Common Stock issued and outstanding, and the Company had no other class of equity securities outstanding. A quorum consists of stockholders representing, either in person or by proxy, a majority of the outstanding Common Stock entitled to vote at the meeting. Abstentions are considered in determining the presence of a quorum. Each share of Common Stock is entitled to one vote at the Special Meeting on all matters properly presented at the Special Meeting. The affirmative vote of

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
the holders of a majority of the total votes present in person or by proxy at the Special Meeting is required for approval of the proposals to approve the Company's 1999 Stock Option Plan ("Option Plan") and the Company's 1999 Recognition and Retention Plan and Trust Agreement ("Recognition Plan"). Because of the required votes, abstentions will have the same effect as a vote against the proposals to adopt the Stock Option Plan and the Recognition Plan. The proposals to approve the Stock Option Plan and the Recognition Plan are considered "non-discretionary" for which brokers may not vote if they have not received instructions from the beneficial owner. Because all of the proposals at the Special Meeting are non-discretionary, there will be no "broker non-votes" at the Special Meeting.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                   BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (1) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("1934 Act"), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (2) the directors of the Company and (3) all directors and executive officers of the Company and the Association as a group.

                                                                                                Common Stock
                                                                                        Beneficially Owned as of
                                                                                          September 1, 1999(1)
                                                                              -------------------------------------

                       Name of Beneficial Owner                                  Amount                         %
-------------------------------------------------------------------------------------------------------------------
IBL Bancorp, Inc.                                                               16,869(2)                    8.0%
Employee Stock Ownership Plan Trust
23910 Railroad Avenue
Plaquemine, Louisiana 70764

Directors:
   G. Lloyd Bouchereau, Jr.                                                       10,167(3)                  4.8%
   John L. Delahaye                                                                7,500(4)                  3.6%
   Gary K. Pruitt                                                                  7,000(5)                  3.3%
   Bobby E. Stanley                                                               10,000(6)                  4.7%
   Edward J. Steinmetz                                                              6,000                    2.8%
   Danny M. Strickland                                                             2,628(7)                  1.2%
All directors and executive officers of the
 Company and the Association as a group (six persons)                             43,295(2)                 20.5%

-----------------

(1)      Based upon information furnished by the respective persons. Pursuant to
         rules   promulgated   under  the  1934  Act,  a  person  is  deemed  to
         beneficially own shares of Common Stock if he

                       (Footnotes continued on next page)
         or she directly or indirectly has or shares (a) voting power, which includes the power to vote or to direct the voting of the shares; or
         (b) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting power and sole investment power with respect to the indicated shares.

(2) The IBL Bancorp, Inc. Employee Stock Ownership Plan Trust ("Trust") was established pursuant to the IBL Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") by an agreement between the Company and Messrs. Bouchereau, Stanley and Strickland, who act as trustees of the plan ("Trustees"). As of the Voting Record Date, 16,447 shares of Common
         Stock held in the Trust were unallocated and 422 shares had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees will generally vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees and will generally vote unallocated shares held in the ESOP in the same proportion for and against proposals to stockholders as the ESOP participants and beneficiaries actually vote shares of Common Stock allocated to their individual accounts, subject in each case to the fiduciary duties of the ESOP trustees and applicable law. Any allocated shares which either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. The amount of Common Stock beneficially owned by each individual trustee or all directors and executive officers as a group does not include the unallocated shares held by the Trust. The total for all directors and executive officers as a group includes 270 shares allocated to the ESOP accounts of the two executive officers.

(3) Includes 2,500 shares held by Mr. Bouchereau's individual retirement account ("IRA"), 3,000 shares held by his spouse's IRA, 2,000 shares held jointly with his spouse, 1,000 shares held by his two children, and 167 shares allocated to Mr. Bouchereau's ESOP account. Mr. Bouchereau has shared voting and dispositive power with respect to the shares held by his spouse and children. Excludes the unallocated shares held by the ESOP, of which Mr. Bouchereau is one of three trustees.

(4) Includes 3,750 shares held by Mr. Delahaye's spouse, with whom voting and dispositive power is shared.

(5) Includes 1,000 shares held by Mr. Pruitt's spouse, with whom voting and dispositive power is shared.

(6) Consists of 5,759 shares held by Mr. Stanley's IRA and 4,241 shares held by Mr. Stanley's spouse, with whom voting and dispositive power is shared. Excludes the unallocated shares held by the ESOP, of which Mr. Stanley is one of three trustees.

(7) Includes 103 shares allocated to Mr. Strickland's ESOP account and 25 shares held jointly by Mr. Strickland's parents. Excludes the unallocated shares held by the ESOP, of which Mr. Strickland is one of three trustees.

                  PROPOSAL TO ADOPT THE 1999 STOCK OPTION PLAN

General

         The Board of Directors has adopted the Option Plan which is designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company and as an incentive to contribute to the success of the Company, and reward key employees for outstanding performance. The Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended ("Code") ("incentive stock options"), non-qualified or compensatory stock options and stock appreciation rights (collectively "Awards"). Awards will be available for grant to directors and key employees of the Company and any of its subsidiaries, except that non-employee directors will be eligible to receive only awards of non-qualified stock options. If stockholder approval is obtained, options to acquire shares of Common Stock will be awarded to officers, key employees and directors of the Company and the Association with an exercise price equal to the fair market value of the Common Stock on the date of grant.

Description of the Option Plan

         The following description of the Option Plan is a summary of its terms and is qualified in its entirety by reference to the Option Plan, a copy of which is attached hereto as Appendix A.

         Administration. The Option Plan will be administered and interpreted by a committee of the Board of Directors ("Committee") that is comprised solely of two or more non-employee directors. The members of the Committee will initially consist of Messrs. Pruitt, Stanley and Steinmetz.

         Stock Options. Under the Option Plan, the Board of Directors or the Committee will determine which officers, key employees and non-employee directors will be granted options, whether such options will be incentive or compensatory options (in the case of options granted to employees), the number of shares subject to each option, the exercise price of each option and whether such options may be exercised by delivering other shares of Common Stock. The per share exercise price of both an incentive stock option and a compensatory option shall be at least equal to the fair market value of a share of Common Stock on the date the option is granted (or 110% of fair market value in the case of incentive stock options granted to any employees who own more than 10% of the outstanding Common Stock).

         All options granted to participants under the Option Plan shall become vested and exercisable at the rate, to the extent and subject to such limitations as may be specified by the Board or the Committee. Notwithstanding the foregoing, no vesting shall occur on or after a participant's employment or service with the Company, including service as a non-employee director, is terminated. Unless the Committee or Board of Directors shall specifically state otherwise at the time an option is granted, all options granted to participants shall become vested and exercisable in full on the date an optionee terminates his employment or service with the Company or a subsidiary

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
company or service as a non-employee director because of his death, disability or retirement. In addition, all outstanding options shall become immediately vested and exercisable in full in the event that there is a change in control of the Company, as defined in the Option Plan.

         Each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until the earlier of ten years after its date of grant or six months after the date on which the optionee's employment terminates (three years after termination of service in the case of non-employee directors), unless extended by the Committee or the Board of Directors to a period not to exceed five years from such termination. Unless specifically provided otherwise, (1) if an optionee terminates his employment or service with the Company as a result of disability or retirement without having fully exercised his options, the optionee shall have three years following his termination due to disability or retirement (or such longer period as may otherwise be provided) to exercise such options, and (2) if an optionee terminates his employment or service with the Company following a change in control of the Company without having fully exercised his options, the optionee shall have the right to exercise such options during the remainder of the original ten-year term (or five-year term for certain incentive stock options) of the option. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in adverse tax consequences to the optionee. If an optionee dies while serving as an employee or a non-employee director or terminates employment or service as a result of disability or retirement and dies without having fully exercised his options, the optionee's executors, administrators, legatees or distributees of his estate shall have the right to exercise such options during the one-year period following his death. In no event shall any option be exercisable more than ten years from the date it was granted.

         Stock options are generally non-transferable except by will or the laws of descent and distribution, and during an optionee's lifetime, shall be exercisable only by such optionee or his guardian or legal representative. Notwithstanding the foregoing, an optionee who holds non-qualified options may transfer such options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals. Options so transferred may thereafter be transferred only to the optionee who originally received the grant or to an individual or trust to whom the optionee could have initially transferred the option. Options which are so transferred shall be exercisable by the transferee according to the same terms and conditions as applied to the optionee.

         Payment for shares  purchased  upon the exercise of options may be made
(1) in cash or by check, (2) by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to sell the shares and then to properly deliver to the Company the amount of sale proceeds to pay the exercise price, all in accordance with applicable laws and regulations or (3) if permitted by the Committee or the Board, by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an option) with a fair market value equal to the total option price of the shares being acquired pursuant to the option, by withholding some of the shares of Common Stock which are being purchased upon exercise of an option, or any combination of the foregoing. With respect to subclause (3) in the preceding sentence, the shares of Common Stock delivered to pay the purchase price must have either been (a) purchased in open market transactions or (b) issued

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
by the Company pursuant to a plan thereof, in each case more than six months prior to the exercise date of the option.

         If the fair market value of a share of Common Stock at the time of exercise is greater than the exercise price per share, this feature would enable the optionee to acquire a number of shares of Common Stock upon exercise of the Option which is greater than the number of shares delivered as payment for the exercise price. In addition, an optionee can exercise his or her option in whole or in part and then deliver the shares acquired upon such exercise (if permitted by the Committee or the Board) as payment for the exercise price of all or part of his options. Again, if the fair market value of a share of Common Stock at the time of exercise is greater than the exercise price per share, this feature would enable the optionee to either (1) reduce the amount of cash required to receive a fixed number of shares upon exercise of the option or (2) receive a greater number of shares upon exercise of the option for the same amount of cash that would have otherwise been used. Because options may be exercised in part from time to time, the ability to deliver Common Stock as payment of the exercise price could enable the optionee to turn a relatively small number of shares into a large number of shares. In addition, an optionee who is a non-employee director or an executive officer can elect, with the Committee's concurrence, to defer the recognition of ordinary income resulting from the exercise of any compensatory option not transferred under the terms of the Option Plan. Such deferral must comply with the provisions of the Option Plan and other requirements as may be established by the Board of Directors.

         Stock Appreciation Rights. Under the Option Plan, the Board of Directors or the Committee is authorized to grant rights to optionees ("stock appreciation rights") under which an optionee may surrender any exercisable incentive stock option or compensatory stock option or part thereof in return for payment by the Company to the optionee of cash or Common Stock, or a combination thereof, in an amount equal to the excess of the fair market value of the shares of Common Stock subject to the option over the option price of such shares. Stock appreciation rights may be granted concurrently with the stock options to which they relate or, with respect to compensatory options, at any time thereafter which is prior to the exercise or expiration of such options. The proceeds of the exercise of a stock appreciation right may also be deferred as provided by the provisions of the Option Plan.

         Number of Shares Covered by the Option Plan. A total of 21,087 shares of Common Stock, which is equal to 10% of the Common Stock sold in the Conversion, has been reserved for future issuance pursuant to the Option Plan. In the event of a stock split, subdivision, stock dividend or any other capital adjustment, then (a) the number of shares of Common Stock under the Option Plan,
(b) the number of shares to which any Award relates, and (c) the exercise price per share under any option or stock appreciation right shall each be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding or such capital adjustment.

         Awards to be Granted. The Board of Directors of the Company adopted the Option Plan and the Committee established thereunder intends to grant options to executive officers, employees and non-employee directors of the Company and the Association. It is currently anticipated that each of the four non-employee directors will be granted compensatory stock options and each

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
executive officer will be granted incentive stock options, although the amounts have not yet been determined. Other than as set forth above, the timing of any such grants, the individual recipients and the specific amounts of such grants have not been determined.

         The Company and the Association have a total of seven employees and four non-employee directors who may be entitled to receive Awards under the Option Plan. The closing price for the Common Stock was $10.125 on August 30, 1999.

         Amendment and Termination of the Option Plan. The Board of Directors may at any time terminate or amend the Option Plan with respect to any shares of Common Stock as to which Awards have not been granted, subject to any required stockholder approval or any stockholder approval which the Board may deem to be advisable. The Board of Directors may not, without the consent of the holder of an Award, alter or impair any Award previously granted or awarded under the Option Plan except as specifically authorized by the Option Plan.

         Unless sooner terminated, the Option Plan shall continue in effect for a period of ten years from July 29, 1999, the date the Option Plan was adopted by the Board of Directors. Termination of the Option Plan shall not affect any previously granted Awards.

Federal Income Tax Consequences

         Under current provisions of the Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. With respect to incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to the Company at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Company will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and the Company will be entitled to a deduction for federal income tax purposes in the same amount.

         Section 162(m) of the Code generally limits the deduction for certain compensation in excess of $1.0 million per year paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated executive officers ("covered executives"). Certain types of compensation, including compensation based on performance goals, are excluded from the $1.0 million deduction limitation. In order for compensation to qualify for this exception, (1) it must be paid solely on account of the attainment of one or more pre-established, objective performance goals; (2) the performance goal must be established by a compensation committee consisting solely of two or more outside directors, as defined; (3) the material terms under which the compensation is to be paid, including performance goals, must be disclosed to, and approved by, stockholders in a separate vote prior to payment; and (4) prior to payment, the compensation committee must certify that the performance goals and any other material terms were in fact satisfied (the "Certification Requirement").

         Treasury regulations provide that compensation attributable to a stock option or stock appreciation right is deemed to satisfy the requirement that compensation be paid solely on account of the attainment of one or more performance goals if: (1) the grant is made by a compensation committee consisting solely of two or more outside directors, as defined; (2) the plan under which the option or stock appreciation right is granted states the maximum number of shares with respect to which options or stock appreciation rights may be granted during a specified period to any employee; and (3) under the terms of the option or stock appreciation right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of grant or award. The Certification Requirement is not necessary if these other requirements are satisfied.

         The Option Plan has been designed to meet the requirements of Section 162(m) of the Code and, as a result, the Company believes that compensation attributable to stock options and stock appreciation rights granted under the Option Plan in accordance with the foregoing requirements will be fully deductible under Section 162(m) of the Code. The Company also does not expect the compensation for its covered executives to exceed the $1.0 million threshold. If the non-excluded compensation of a covered executive exceeded $1.0 million, however, compensation attributable to other awards, such as restricted stock, may not be fully deductible unless the grant or vesting of the award is contingent on the attainment of a performance goal determined by a compensation committee meeting specified requirements and disclosed to and approved by the stockholders of the Company. The Board of Directors believes that the likelihood of any impact on the Company from the deduction limitation contained in Section 162(m) of the Code is remote at this time.

         The above description of tax consequences under federal law is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Accounting Treatment

         Stock appreciation rights will, in most cases, require a charge against the earnings of the Company each year representing appreciation in the value of such rights over periods in which they become exercisable. Such charge is based on the difference between the exercise price specified in the related option and the current market price of the Common Stock. In the event of a decline in the market price of the Common Stock subsequent to a charge against earnings related to the estimated costs of stock appreciation rights, a reversal of prior charges is made in the amount of such decline (but not to exceed aggregate prior charges).

         Neither the grant nor the exercise of an incentive stock option or a non-qualified stock option under the Option Plan currently requires any charge against earnings under generally accepted accounting principles. In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which is effective for transactions entered into after December 15, 1995. This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. This Statement defines a fair value method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company anticipates that it will use the intrinsic value method, in which event pro forma disclosure will be included in the footnotes to the Company's financial statements to show what net income and earnings per share would have been if the fair value method had been utilized. If the Company elects to utilize the fair value method, its net income and earnings per share may be adversely affected.

Stockholder Approval

         No Awards will be granted under the Option Plan unless the Option Plan is approved by stockholders. Stockholder approval of the Option Plan will also satisfy the requirements of the Nasdaq Stock Market and the Code.

         The Board of Directors recommends that stockholders vote FOR adoption of the 1999 Stock Option Plan.


                     PROPOSAL TO ADOPT THE 1999 RECOGNITION
                     AND RETENTION PLAN AND TRUST AGREEMENT

General

         The Board of Directors of the Company has adopted the Recognition Plan, the objective of which is to enable the Company to provide officers, key employees and directors with a proprietary interest in the Company and as an incentive to contribute to its success. Officers, key employees and directors of the Company and the Association who are selected by the Board of Directors of the Company or members of a committee appointed by the Board will be eligible to receive benefits under the Recognition Plan. If stockholder approval is obtained, shares will be granted to officers, key employees and directors as determined by the Committee or the Board of Directors.

Description of the Recognition Plan

         The following description of the Recognition Plan is a summary of its terms and is qualified in its entirety by reference to the Recognition Plan, a copy of which is attached hereto as Appendix B.

         Administration. A committee of the Board of Directors of the Company will administer the Recognition Plan, which shall consist of two or more members of the Board, each of whom shall be a non-employee director of the Company. The members of the Committee will initially consist of Messrs. Pruitt, Stanley and Steinmetz who will also serve as trustees of the trust established pursuant to the Recognition Plan ("Trust"). The trustees will have the responsibility to invest all funds contributed by the Company to the Trust.

         Upon stockholder approval of the Recognition Plan, the Company will contribute sufficient funds to the Trust so that the Trust can purchase a number of shares of Common Stock equal to 4% of the Common Stock sold in the Conversion, or 8,434 shares. The number of shares subject to the Recognition Plan and any awards outstanding in the future will be adjusted in the event of a stock split, stock dividend or other change in the Common Stock. It is currently anticipated that these shares will be acquired through open market purchases to the extent available, although the Company reserves the right to issue previously unissued shares or treasury shares to the Recognition Plan. The issuance of new shares by the Company would be dilutive to the voting rights of existing stockholders and to the Company's book value per share and earnings per share.

         Grants. Shares of Common Stock granted pursuant to the Recognition Plan will be in the form of restricted stock payable at the rate specified by the Board of the Committee. A recipient will be entitled to all voting and other stockholder rights with respect to shares which have been earned and allocated under the Recognition Plan. In addition, recipients of shares of restricted stock that have been granted pursuant to the Recognition Plan that have not yet been earned and distributed (other than shares granted pursuant to Performance Share Awards (as defined below)) are entitled to direct the trustees of the Trust as to the voting of such shares on the recipients' behalf. However, until such shares have been earned and allocated, they may not be sold, assigned, pledged or otherwise disposed of and are required to be held in the Trust. In addition, any cash dividends, stock dividends or returns of capital declared in respect of unvested share awards will be held by the Trust for the benefit of the recipients and such dividends, including any interest thereon, will be paid out proportionately by the Trust to the recipients thereof as soon as practicable after the share awards become earned.

         If a recipient terminates employment or service with the Company for any reason, the recipient will forfeit all rights to the allocated shares under restriction, except as set forth below. All shares subject to an award held by a recipient whose employment or service with the Company or any subsidiary terminates due to death, disability or retirement shall be deemed earned as of the recipient's last day of employment or service with the Company or any subsidiary and shall be distributed as soon as practicable thereafter. All shares subject to an award held by a recipient shall be deemed to be earned as of the effective date of a change in control of the Company, as defined in the Recognition Plan.

         Performance Share Awards. The Recognition Plan provides the Committee with the ability to condition or restrict the vesting or exercisability of any Recognition Plan award upon the achievement of performance targets or goals as set forth under the Recognition Plan. Any Recognition Plan award subject to such conditions or restrictions is considered to be a "Performance Share Award." Subject to the express provisions of the Recognition Plan and as discussed in this paragraph, the Committee has discretion to determine the terms of any Performance Share Award, including the amount of the award, or a formula for determining such, the performance criteria and level of achievement related to these criteria which determine the amount of the award granted, issued, retainable and/or vested, the period as to which performance shall be measured for determining achievement of performance (a "performance period"), the timing of delivery of any awards earned, forfeiture provisions, the effect of termination of employment for various reasons, and such further terms and conditions, in each case not inconsistent with the Recognition Plan, as may be determined from time to time by the Committee. Each Performance Share Award shall be granted and administered to comply with the requirements of Section 162(m) of the Code. Accordingly, the performance criteria upon which Performance Share Awards are granted, issued, retained and/or vested shall be a measure based on one or more Performance Goals (as defined below). Notwithstanding satisfaction of any Performance Goals, the number of shares granted, issued, retainable and/or vested under a Performance Share Award may be reduced or eliminated, but not increased, by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

         Subject to stockholder approval of the Plan, the Performance Goals for any Performance Share Award shall be based upon any one or more of the following performance criteria, either individually, alternatively or any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as pre-established by the Committee under the terms of the Performance Share Award: net income, as adjusted for non-recurring items; cash earnings; earnings per share; cash earnings per share; return on average equity; return on average assets; asset quality; stock price; total stockholder return; capital; net interest income; market share; cost control or efficiency ratio; and asset growth.

         Shares to be Granted. The Board of Directors of the Company adopted the Recognition Plan and the Committee established thereunder intends to grant shares to executive officers, key employees and non-employee directors of the Company and the Association. It is currently anticipated that each of the four non-employee directors and each executive officer will be granted restricted stock awards, although the amounts have not yet been determined. Other than as set forth above, the timing of any such grants, the individual recipients and the specific amounts of such grants have not been determined.

         The Company and the Association have a total of seven employees and four non-employee directors who may be entitled to receive awards under the Recognition Plan. The closing price for the Common Stock was $10.125 on August 30, 1999.

         Amendment and Termination of the Recognition Plan. The Board of Directors may at any time terminate or amend the Recognition Plan, subject to any required stockholder approval or any stockholder approval which the Board may deem to be advisable. The Board of Directors may not, without the consent of the holder of an award, alter or impair any award previously granted under the Recognition Plan except as specifically authorized by the Recognition Plan.

         Any termination of the Recognition Plan would not affect awards previously granted, and such awards would remain valid and in effect until they
(a) have been fully earned, (b) are surrendered, or (c) expire or are forfeited in accordance with their terms.

Federal Income Tax Consequences

         Pursuant to Section 83 of the Code, recipients of Recognition Plan awards will recognize ordinary income in an amount equal to the fair market value of the shares of Common Stock granted to them at the time that the shares vest and become transferable. A recipient of a Recognition Plan award who is a non-employee director or an executive officer may elect, with the Committee's concurrence, to defer the receipt of shares subject to restricted stock awards, other than shares subject to Performance Share Awards. Such deferral must comply with the provisions of the Recognition Plan and other requirements as may be established by the Board of Directors. A recipient may also elect, however, to accelerate the recognition of income with respect to his or her grant to the time when shares of Common Stock are first transferred to him or her, notwithstanding the vesting schedule of such awards. The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of Recognition Plan awards in the year in which such amounts are included in income.

         Section 162(m) of the Code generally limits the deduction for certain compensation in excess of $1.0 million per year paid by a publicly traded corporation to its covered executives. Certain types of compensation, including compensation based on performance goals, are excluded from the 1.0 million deduction limitation. In order for compensation to qualify for this exception,
(1) it must be paid solely on account of the attainment of one or more pre-established, objective performance goals; (2) the performance goal must be established by a compensation committee consisting solely of two or more outside directors, as defined; (3) the material terms under which the compensation is to be paid, including performance goals, must be disclosed to and approved by stockholders in a separate vote prior to payment; and (4) prior to payment, the compensation committee must certify that the performance goals and any other material terms were in fact satisfied.

         The  Recognition  Plan has been  designed to meet the  requirements  of
Section 162(m) of the Code and, as a result, the Company believes that compensation attributable to Performance Share Awards granted under the
Recognition Plan in accordance with the foregoing requirements will be fully deductible under Section 162(m) of the Code. The Board of Directors believes that the likelihood of any impact on the Company from the deduction limitation contained in Section 162(m) of the Code is remote at this time.

         The above description of tax consequences under federal law is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

Accounting Treatment

         For a discussion of SFAS No. 123, see "Proposal to Adopt the 1999 Stock Option Plan Accounting Treatment." Under the intrinsic value method, the Company will also recognize a compensation expense as shares of Common Stock granted pursuant to the Recognition Plan vest. The amount of compensation expense recognized for accounting purposes is based upon the fair market value of the Common Stock at the date of grant to recipients, rather than the fair market value at the time of vesting for tax purposes. The vesting of plan share awards will have the effect of increasing the Company's compensation expense.

Stockholder Approval

         No shares will be granted under the Recognition Plan unless the Recognition Plan is approved by stockholders. Stockholder approval of the Recognition Plan will satisfy the requirements of the Nasdaq Stock Market.

         The Board of Directors recommends that stockholders vote FOR adoption of the 1999 Recognition and Retention Plan and Trust Agreement.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The Company has not yet paid separate compensation directly to its officers. The following table sets forth a summary of certain information concerning the compensation paid by the Association for services rendered in all capacities during the year ended December 31, 1998 to the President and Chief Executive Officer of the Company and the Association. No executive officer of the Association received total compensation in excess of $100,000 during 1998.

                                                           Annual Compensation
                                           ----------------------------------------------------
      Name and Principal                                                                                           All-Other
           Position                  Year         Salary(1)          Bonus             Other(2)                 Compensation(3)
------------------------------------------------------------------------------------------------------------------------------------
G. Lloyd Bouchereau, Jr.,            1998         $79,200           $8,000              $   --                     $12,822
    President and Chief              1997          75,600            6,400                  --                      10,680
    Executive Officer                1996          69,600            6,200                  --                      10,290

-----------------

(1)      Includes  directors' fees of $12,000,  $10,800 and $7,200 in 1998, 1997 and 1996, respectively.

(2) Annual compensation does not include amounts attributable to other miscellaneous benefits received by Mr. Bouchereau. The costs to the Association of providing such benefits during 1998 did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of such individual executive officer.

(3) Consists of amounts allocated, accrued or paid by the Association on behalf of Mr. Bouchereau pursuant to the Association's Profit Sharing Plan and, in 1998, $1,542 of Common Stock allocated to Mr. Bouchereau's ESOP account.

Employment Agreements

         In connection with the Conversion, the Company and the Association (the "Employers") entered into employment agreements with each of Messrs. Bouchereau and Strickland. The Employers have agreed to employ the executives for a term of three years commencing September 30, 1998, in each case in their current respective positions. The agreements provide that Messrs. Bouchereau and Strickland will initially be paid their current salary levels of $67,200 and $38,400, respectively. The executives' compensation and expenses shall be paid by the Company and the Association in the same proportion as the time and services actually expended by the executives on behalf of each respective Employer. The employment agreements will be reviewed annually, and the term of the executives' employment agreements shall be extended each year for a successive additional one-year period upon the approval of the Employers' Boards of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term. The term of the agreements was recently extended for an additional year so that they now expire on September 30, 2002.

         Each of the employment agreements are terminable with or without cause by the Employers. The executives have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination by the Employers for cause, disability or retirement. The agreements provide for certain benefits in the event of the executive's death. In the event that (1) either executive terminates his employment because of failure to comply with any material provision of the employment agreements or the Employers change the executive's title or duties or (2) the employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the executive as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control of the Company, as defined, then the executive will be entitled to a cash severance amount equal to three times his average annual compensation for the last five calendar years (or such shorter period that he has worked with the Association), plus the continuation of certain miscellaneous fringe benefits, subject to reduction pursuant to Section 280G of the Code as set forth below in the event of a change in control.

         A change in control is generally defined in the employment agreements to include any change in control of the Company required to be reported under the federal securities laws, as well as (1) the acquisition by any person of 20% or more of the Company's outstanding voting securities or (2) a change in a majority of the directors of the Company during any three-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

         Each employment agreement provides that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "parachute payments" within the meaning of Section 280G of the Code, then such payments and benefits received thereunder shall be reduced by the amount which is the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the Employers which was includable in the recipient's gross income during the most recent five taxable years (the "Section 280G Limit"). As a result, none of the severance payments will be subject to a 20% excise tax, and the Employers will be able to deduct such payments as compensation expense for federal income tax purposes. If a change in control was to occur in 1999, the Section 280G Limit for Messrs. Bouchereau and Strickland would be approximately $207,000 and $116,000, respectively.

         Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant antitakeover effect. The Company and/or the Association may determine to enter into similar employment agreements with other officers in the future.

Profit Sharing Plan

         The Association maintains an Employee Profit Sharing Plan (the "Profit Sharing Plan"), which is a tax-qualified defined contribution plan. Full-time employees who have been credited with at least one year of service and who have attained age 21 are eligible to participate in the Profit Sharing Plan. The Association generally contributes each year an amount to the Profit Sharing Plan equal to 15% of the gross salaries of eligible employees, and the contributions for 1998, 1997 and 1996 were $28,500, $31,000 and $23,000, respectively.
Employees become vested as to their
account balances at the rate of 20% per year after three years of service and are 100% vested after seven years of service. Benefits are payable upon retirement, death or disability.

Employee Stock Ownership Plan

         The Company has established the ESOP for employees of the Company and the Association. Full-time employees of the Company and the Association who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in the ESOP.

         The ESOP borrowed $168,690 from the Company in order to fund the purchase of 8% of the Common Stock sold in the Conversion. The amount of the loan equaled 100% of the aggregate purchase price of the Common Stock acquired by the ESOP. The loan to the ESOP is being repaid principally from the Company's and the Association's contributions to the ESOP over a period of 10 years, and the collateral for the loan is the Common Stock purchased by the ESOP. The interest rate for the ESOP loan is a fixed rate of 8.5%. The Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Company or upon the sale of treasury shares by the Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by the ESOP with the proceeds of the loan are held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from the ESOP are allocated to each eligible participant's ESOP account based on the ratio of each such participant's base compensation to the total base compensation of all eligible ESOP participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Company might otherwise have contributed to the ESOP. Upon the completion of three years of service, the account balances of participants within the ESOP will become 20% vested and will continue to vest at the rate of 20% for each additional year of service completed by the participant, such that a participant will become 100% vested upon the completion of seven years of service. Credit is given for years of service with the Association prior to adoption of the ESOP. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. The Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

         Messrs. Bouchereau, Stanley and Strickland serve as trustees of the ESOP. Under the ESOP, the trustees must generally vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, in each case subject to the requirements of applicable law and the fiduciary duties of the trustees.

         Generally accepted accounting principles require that any third party borrowing by the ESOP be reflected as a liability on the Company's statement of financial condition. Since the ESOP's loan is from the Company, the loan is not treated as a liability, but rather the amount of the loan is deducted from stockholders' equity. If the ESOP purchases newly issued shares from the Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

         The ESOP is subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations of the Internal Revenue Service and the Department of Labor thereunder.

Certain Transactions

         John L. Delahaye, a director of the Association, is a partner in the firm of Borron & Delahaye, which serves as general counsel to the Association. During 1998, Borron & Delahaye received a monthly retainer of $400 from the Association and approximately $33,000 of legal fees in connection with real estate loan closings. All of the loan closing fees were paid by the borrowers rather than the Association.

         Management believes that the above transactions were on terms at least as favorable to the Association as could be obtained from unaffiliated third parties.

Indebtedness of Management

         In the ordinary course of business, the Association makes loans available to it directors, officers and employees. Such loans are made on the same terms as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At June 30, 1999, the Association had 26 loans outstanding to directors and executives officers of the Association, or members of their immediate families. These loans totaled approximately $1.1 million or 33.2% of the Company's total stockholders' equity at June 30, 1999.


                              STOCKHOLDER PROPOSALS

         Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which is scheduled to be held in April 2000, must be received at the principal executive offices of the Company, 23910 Railroad Avenue, Plaquemine, Louisiana 70764, Attention: Gary K. Pruitt, Secretary, no later than

November 22, 1999. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the 1934 Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

         Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the 1934 Act may be brought before an annual meeting provided that the requirements set forth in
Article 9.D of the Company's Articles of Incorporation are satisfied in a timely manner. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 120 days prior to the anniversary date of the mailing of the proxy materials by the Company for the immediately preceding annual meeting of stockholders of the Company.


                                  OTHER MATTERS

         Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Special Meeting. Management is not aware of any business that may properly come before the Special Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

         The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

         YOUR VOTE IS IMPORTANT! WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                 REVOCABLE PROXY
                                IBL Bancorp, Inc.

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IBL BANCORP, INC. FOR USE ONLY AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 20, 1999 AND AT ANY ADJOURNMENT THEREOF.

  The undersigned hereby appoints the Board of Directors of the Company, or any successors thereto, as proxies, with full powers of substitution, to vote the shares of the undersigned at the Special Meeting of Stockholders of the Company to be held at the Company's office located at 23910 Railroad Avenue, Plaquemine, Louisiana 70764, on October 20, 1999, at 10:00 a.m., Central Time, or at any adjournment thereof, with all the powers that the undersigned would possess if personally present, as follows:

1. Proposal to adopt the 1999 Stock Option Plan.

                [   ] FOR      [   ] AGAINST      [   ] ABSTAIN

2. Proposal to adopt the 1999 Recognition and Retention Plan and Trust
   Agreement.

                [   ] FOR      [   ] AGAINST      [   ] ABSTAIN

  In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of stockholders, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

  The Board of Directors recommends that you vote FOR Proposals 1 and 2. Shares of common stock of the Company will be voted as specified. If no specification is made, shares will be voted for Proposal 1 and for Proposal 2, and otherwise at the discretion of the proxies. This proxy may be revoked at any time before it is exercised.

                         Please be sure to sign and date
                          this Proxy in the box below.

                     -------------------------------------
                                      Date

                     -------------------------------------
                             Stockholder sign above

                     -------------------------------------
                          Co-holder (if any) sign above

    Detach above card, sign, date and mail in postage paid envelope provided.

                                IBL Bancorp, Inc.

         The above signed hereby acknowledges receipt of the Notice of Special Meeting of Stockholders of IBL Bancorp, Inc. called for October 20, 1999 and a Proxy Statement for the Special Meeting.

         Please sign exactly as your name(s) appear on this Proxy. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.

                   PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN
                  THIS PROXY CARD USING THE ENCLOSED ENVELOPE.